                                  EXHIBIT 99.1


                                 [NETGURU LOGO]

Bruce Nelson              Santanu Das                Dan Matsui/Eugene Heller
Chief Financial Officer   Chief Operating Officer    Silverman Heller Associates
(714) 974-2500 x-215      (714) 974-2500 x-329       (310) 208-2550

               NETGURU REPORTS FISCAL 2005 FIRST QUARTER RESULTS

Yorba Linda, Calif.--August 5, 2004--netGuru, Inc. (Nasdaq: NGRU) reported financial results for fiscal 2005 first quarter ended June 30, 2004.

Net revenues for the quarter were $3.7 million compared to $4.3 million in fiscal 2004 first quarter. Net loss was $738,000, or $0.04 per diluted share, compared to a net loss of $403,000, or $0.02 per diluted share, in fiscal 2004 first quarter.

Net revenues for fiscal 2005 first quarter decreased by $514,000, or approximately 12.1%, compared to the same quarter in the prior year. Engineering and collaborative software sales decreased $278,000, or approximately 10.2%, primarily due to revenues from two large projects completed in the first quarter of the prior year. No similar projects were completed in the current first quarter.

Although overall engineering and collaborative software net revenues decreased in the first quarter of fiscal 2005 to $2.4 million from $2.7 million in the first quarter of fiscal 2004 due to the absence of such projects, core engineering software net revenues improved 15.4% compared to the prior year's first quarter to $2.3 million from $2.0 million due to higher sales in Europe and Asia, and due to incremental sales of the Company's new, advanced bridge-engineering software and 3-D modeling engineering software.

Net revenues from IT services fell $132,000, or 10.9%, to $1.1 million due to continuing weak demand in the IT sector in the U.S. and Europe, but this decrease was partially offset by an increase in IT services revenues in India. Web-based telecommunications services revenues declined $104,000, or 31.9%, due to intense price competition as well as reduced volume.

Overall gross margins rose to 69.7% from 68.2% in first quarter of last year due to improved margins from IT services business. This improvement was primarily a result of scaling back in one of the domestic offices as well as the acquisition of a higher margin IT services company engaged in steel detailing services in India.

Total operating expenses of $3.1 million for fiscal 2005 first quarter were relatively flat compared to first quarter of last year. Selling, general, and administrative expenses of $2.3 million for fiscal 2005 first quarter were also flat. Bad debt expense increased to $165,000 in fiscal 2005 first quarter from $11,000 in the prior year first quarter primarily due to one collaborative software customer.

netGuru Chairman and Chief Executive Amrit Das remarked: "Despite a seasonally weak first quarter, we were pleased to see that our core engineering software sales improved and are also encouraged by the progress we are making to increase revenues from our eReview collaborative software, which includes the recently announced collaborative software project with BIW Technologies.

"Our strategy to increase revenues from business process outsourcing is also taking hold," Das continued. "We believe interest from engineering-related businesses in our business process outsourcing capabilities and services is strong, as evidenced by the recent DOWCO agreement. Based on these indications, we expect to be profitable in the second quarter of fiscal 2005 and for the fiscal year."

About netGuru

netGuru is an engineering information technology and services company offering engineering analysis and design software, collaborative software solutions, and professional and technical IT services and support to businesses worldwide. netGuru serves its global markets and clients through offices located in the United States, Europe, Asia, and the Middle East, and through distributors in 40 countries. The Company licenses its engineering software and solutions to more than 20,000 businesses in 85 countries. For more information please visit www.netguru.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

With the exception of historical or factual information, the matters discussed in this press release, including sales/revenue growth, future demand for business process outsourcing services, market trends, timing of sales, expected profitability, and timing of profitable quarters are forward looking statements that involve risks and uncertainties. Actual future results may differ. Factors that could cause or contribute to such differences in results include, but are not limited to, market acceptance and use of the Company's products, market conditions in Asia and worldwide, engineering needs, our ability to increase revenue and control costs and expenses, and technological change, economic conditions, changes in governmental regulations and policies, competitive products and services, unforeseen technical issues, and other factors discussed in the "Risk Factors" Section of the company's Form 10-KSB for the fiscal year ended March 31, 2004, as filed with the U.S. Securities and Exchange Commission.

                      [Financial tables on following pages]

                                NETGURU, INC. AND SUBSIDIARIES
                        CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                          (Unaudited)
                      ($ in thousands except share and per share amounts)

                                                                     THREE MONTHS ENDED
                                                                          JUNE 30,
                                                               -------------------------------
                                                                   2004              2003
                                                               -------------     -------------
Net revenues:
    Engineering and collaborative software solutions           $      2,444      $      2,722
    IT services                                                       1,075             1,207
    Web-based telecommunications services                               222               326
                                                               -------------     -------------
           Total net revenues                                         3,741             4,255

Cost of revenues:
    Engineering and collaborative software solutions                    245               241
    IT services                                                         756               917
    Web-based telecommunications services                               133               194
                                                               -------------     -------------
           Total cost of sales                                        1,134             1,352

                                                               -------------     -------------
           Gross profit                                               2,607             2,903
                                                               -------------     -------------

Operating expenses:
    Selling, general and administrative                               2,290             2,314
    Research and development                                            415               540
    Bad debt expense                                                    165                11
    Depreciation                                                        244               253

                                                               -------------     -------------
           Total operating expenses                                   3,114             3,118
                                                               -------------     -------------

           Operating loss                                              (507)             (215)
                                                               -------------     -------------

Other (income) expense:
    Interest, net                                                       125               151
    Other                                                               (33)               --
    Loss on substantial modification of debt                            133                --
                                                               -------------     -------------
           Total other expense                                          225               151
                                                               -------------     -------------

Loss before income taxes                                               (732)             (366)
Income tax expense                                                        6                37
                                                               -------------     -------------

           Net loss                                            $       (738)     $       (403)
                                                               =============     =============

Net loss per common share:
         Basic                                                 $      (0.04)     $      (0.02)
                                                               =============     =============
         Diluted                                               $      (0.04)     $      (0.02)
                                                               =============     =============

Common shares used in computing net loss per common share:
         Basic                                                   18,626,165        17,325,150
                                                               =============     =============
         Diluted                                                 18,626,165        17,325,150
                                                               =============     =============

                                        NETGURU, INC. AND SUBSIDIARIES
                                    CONDENSED CONSOLIDATED BALANCE SHEETS
                              (In thousands, except share and per share amounts)

                                                                                  JUNE 30,         MARCH 31,
                                                                                    2004             2004
                                                                                ------------     ------------
                                                                                 (Unaudited)

                                     ASSETS
Current assets:
    Cash and cash equivalents                                                   $     2,341      $     1,646
    Short-term investments                                                              100              100
    Accounts receivable (net of allowance for doubtful accounts of $707
      and $615, as of June 30, 2004 and March 31, 2004, respectively)                 3,051            3,352
    Income tax receivable                                                                16               16
    Notes and related party loans receivable                                             33               35
    Deposits                                                                            103               67
    Prepaid expenses and other current assets                                         1,201            1,183
    Assets of subsidiary held for sale                                                   --              258
                                                                                ------------     ------------

           Total current assets                                                       6,845            6,657

Property, plant and equipment, net                                                    2,088            2,215
Goodwill and intangible assets                                                        3,154            2,941
Other assets                                                                            147              217
                                                                                ------------     ------------
                                                                                $    12,234      $    12,030
                                                                                ============     ============

                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
    Current portion of long-term bank debt                                      $     1,014      $       975
    Current portion of capital lease obligations                                        120              109
    Accounts payable                                                                    533              629
    Accrued expenses                                                                  1,007            1,160
    Income taxes payable                                                                 63               55
    Deferred revenues                                                                 1,940            1,888
    Other liabilities                                                                   164              208
      Liabilities of subsidiary held of sale                                             --              103
                                                                                ------------     ------------

           Total current liabilities                                                  4,841            5,127

Long-term bank debt, net of current portion                                           1,562            1,382
Capital lease obligations, net of current portion                                       403              368
Deferred gain on sale-leaseback                                                         730              747
                                                                                ------------     ------------

           Total liabilities                                                          7,536            7,624
                                                                                ------------     ------------

Stockholders' equity:
    Preferred stock, par value $.01; authorized 5,000,000 shares;
      no shares issued and outstanding                                                   --               --
    Common stock, par value $.01; authorized 150,000,000 shares;
      18,812,154 shares issued and outstanding                                          188              181
    Additional paid-in capital                                                       36,380           35,352
    Accumulated deficit                                                             (31,182)         (30,444)
    Accumulated other comprehensive loss:
       Cumulative foreign currency translation adjustments                             (688)            (683)
                                                                                ------------     ------------

           Total stockholders' equity                                                 4,698            4,406
                                                                                ------------     ------------
                                                                                $    12,234      $    12,030
                                                                                ============     ============

                                                     ###